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                                                                     EXHIBIT 4.2

                           CERTIFICATE OF AMENDMENT TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ATRIX LABORATORIES, INC.

     Atrix Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Atrix Laboratories, Inc. duly held on February 9, 2001, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the annual meeting of the stockholders of said corporation. The resolutions adopted by the Board of Directors of said corporation approve the proposed amendment as follows:

     RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be, and it hereby is, amended to restate Article FOURTH to read in full as follows:

     "The aggregate number of shares which the Corporation shall have authority to issue is fifty million (50,000,000) shares, divided into forty-five million (45,000,000) shares of common stock of the par value of $.001 per share and five million (5,000,000) shares of preferred stock of the par value of $.001 per share. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of preferred stock.

     No stockholder shall be entitled to preemptive rights in the issuance of preferred or common stock or be entitled to cumulative voting rights."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

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     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Atrix Laboratories, Inc. has caused this certificate to be signed by Brian G. Richmond, its Chief Financial Officer, this 8th day of May, 2001.

                                      /s/ Brian G. Richmond
                                      ------------------------------------------
                                      Brian G. Richmond, Chief Financial Officer